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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-K

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                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): May 13, 2005

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                                Morgan Stanley
            (Exact name of registrant as specified in its charter)

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

              Delaware                             1-11758                          36-3145972
   (State or other jurisdiction of         (Commission File Number)               (IRS Employer
           incorporation)                                                         Identification No.)

          1585 Broadway, New York, New York                           10036
    (Address of principal executive offices)                        (Zip Code)

      Registrant's telephone number, including area code: (212) 761-4000

                                Not Applicable
         (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01.  Entry into a Material Definitive Agreement.


On May 13, 2005, Morgan Stanley (the "Company") entered into settlement and release agreements with each of Mr. Tarek Abdel-Meguid (the "Abdel-Meguid Agreement") and Mr. Joseph R. Perella (the "Perella Agreement") with respect to the termination of each individual's employment with the Company effective as of the close of business on May 20, 2005 (the "Termination Date").

Each settlement and release agreement provides that, subject to the applicable individual's "Good Behavior," the Company will pay to the individual in January 2006 a cash bonus for fiscal year 2005 in an amount equal to the bonus paid to him for fiscal year 2004 multiplied by 171/365 (which in each case equals approximately $6.4 million). "Good Behavior" means that (1) through December 31, 2005 (a) the individual has not committed any act that would constitute a "Cancellation Event" (as defined in the applicable settlement and release agreement) and (b) unless waived in writing by the Board of Directors of the Company, the individual will not support or associate himself with the so-called "Group of 8" or become part of any management team sponsored by such group and (2) through the Termination Date the individual (a) proactively assists in key employee retention efforts, (b) supports the Company and his colleagues in a positive manner, (c) assists in client relationship efforts where helpful or necessary, (d) remains employed by the Company (unless sooner terminated by the Company) and (e) assists in the orderly transition of his duties.

In accordance with the terms of stock unit awards made to each individual with respect to 2001, 2002 and 2003, such units will convert to shares one year after the Termination Date and will continue to be subject to their terms, except as otherwise expressly provided in the applicable settlement and release agreement. The Abdel-Meguid Agreement provides that Mr. Abdel-Meguid's 2001 Special Stock Unit Award will continue to vest in accordance with its terms and the Company shall cancel his 2001 Special Option Award in exchange for a cash payment of $1,950,000 on or before June 1, 2005.

The Abdel-Meguid Agreement further provides that the Company will treat Mr. Abdel-Meguid as age 55 on the Termination Date for purposes of determining his entitlement to benefits under the Company's Supplemental Executive Retirement Plan and that Mr. Abdel-Meguid will be provided with the Company's medical benefits provided to members of the Management Committee for 12 months after the Termination Date at the then prevailing employee rate.

Each individual will receive a gross-up payment from the Company if it is determined that any payment or benefit that the individual receives from the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Among other things, each settlement and release agreement also contains mutual nondisparagement, confidentiality and release provisions as well as covenants by the applicable individual to make himself available to the Company to assist in relation to or in connection with matters that arose during the individual's employment with the Company.

The above summary is qualified by the entirety of the terms and conditions set forth in the Abdel-Meguid Agreement and Perella Agreement, as applicable, that are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

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Item 9.01.  Financial Statements and Exhibits.

(c)    Exhibits

       Exhibit
       Number     Description
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          10.1   Settlement and Release Agreement, dated May 13, 2005,
                 between the Company and Mr. Tarek Abdel-Meguid (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).

          10.2 Settlement and Release Agreement, dated May 13, 2005, between the Company and Mr. Joseph R. Perella (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).

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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           MORGAN STANLEY
                                           (Registrant)


                                           By: /s/ Ronald T. Carman
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                                              Name:   Ronald T. Carman
                                              Title:  Assistant Secretary


Date: May 19, 2005